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                         [LATHAM & WATKINS LETTERHEAD]











                                October 2, 1998








Greenwood Trust Company
12 Read's Way
New Castle, Delaware 19720

               Re:     Discover Card Master Trust I
                       Registration Statement on Form S-3

Ladies and Gentlemen:


               In connection with the filing of Amendment No. 1 to the Registration Statement on Form S-3 with the Securities and Exchange Commission on October 2, 1998, Registration Statement No. 333-62263 (the "Registration Statement") by Greenwood Trust Company ("Greenwood") relating to the Discover Master Trust I (the "Trust"), you have requested our opinion regarding the description of material tax consequences related to the issuance of investor certificates of a series (the "Offering") as described in the prospectus (the "Prospectus") included in the Registration Statement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus.


               Our opinion is based on our examination of the Prospectus, the Pooling and Servicing Agreement dated as of October 1, 1993, as amended (the "Pooling Agreement") between Greenwood as Seller and Servicer and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association) as Trustee, and such other documents, instruments and information as we considered necessary. Our opinion also is based on (i) the assumption that neither the Trustee nor any affiliate thereof will become either the Servicer or the delegee of the Servicer; (ii) the assumption that all agreements relating to the issuance of the investor certificates and the creation of the Trust will remain in full force and effect; (iii) currently applicable provisions of the federal income tax laws, including the Internal Revenue Code of 1986, as amended,

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Greenwood Trust Company
October 2, 1998
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applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice; and (iv) a legal opinion rendered by local tax counsel retained by Greenwood relative to the income tax laws of Delaware (upon which we have relied for purposes of rendering our opinion with respect to the laws of Delaware).


               We also note that the documents reviewed do not relate to a specific transaction. Accordingly, the above-referenced description of material tax consequences of the Offering may, under certain circumstances, require modification in the context of a specific transaction.



               Based on the foregoing, it is our opinion that, as of the date hereof, the statements in the Prospectus under the captions "Federal Income Tax Consequences" and "State Tax Consequences," to the extent that they constitute matters of law or legal conclusions with respect thereto, are a fair and accurate summary of the material tax consequences of the Offering, under existing law and the assumptions stated therein.


                                   Very truly yours,


                                   /s/ Latham & Watkins